EXHIBIT 99.1




                          Audited Financial Statements.

                          Audited Financial Statements
                            and Supplemental Schedule

                              Robbins & Myers, Inc.
                              Employee Savings Plan

                   For the four months ended December 31, 1995
                       and the year ended August 31, 1995
                       with Report of Independent Auditors

                              Robbins & Myers, Inc.
                              Employee Savings Plan

                          Audited Financial Statements
                            and Supplemental Schedule

                   For the four months ended December 31, 1995
                       and the year ended August 31, 1995




                                    CONTENTS

Report of Independent Auditors............................................................................1

Audited Financial Statements

Statement of Net Assets Available for Plan Benefits--December 31, 1995....................................2
Statement of Net Assets Available for Plan Benefits--August 31, 1995......................................3
Statement of Changes in Net Assets Available for Plan Benefits--December 31, 1995.........................4
Statement of Changes in Net Assets Available for Plan Benefits--August 31, 1995...........................5
Notes to Financial Statements.............................................................................6


Supplemental Schedule

Transactions or Series of Transactions in Excess of 5 percent of the
   Current Value of Plan Assets...........................................................................9

                         Report of Independent Auditors

Corporate Benefits Committee
Robbins & Myers, Inc.

We have audited the accompanying statements of net assets available for plan benefits of the Robbins & Myers, Inc. Employee Savings Plan (the Plan) as of December 31, 1995 and August 31, 1995 and the related statements of changes in net assets available for plan benefits the four months ended December 31, 1995 and for the year ended August 31, 1995. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Board of Directors of Robbins & Myers, Inc. voted to terminate the Robbins & Myers, Inc. Employee Savings Plan and merge the investments with the Robbins & Myers, Inc. Savings Plan for Salaried Employees of Chemineer, Edlon and Pfaudler.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Robbins & Myers, Inc. Employee Savings Plan at December 31, 1995 and August 31, 1995, and the changes in its net assets available for plan benefits for the four months ended December 31, 1995 and for the year ended August 31, 1995, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of transactions or series of transactions in excess of 5 percent of the current value of plan assets for the four months ended December 31, 1995 is presented for purposes of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements is as a whole.

May 8, 1996                                   /s/ Ernst & Young LLP
Dayton, Ohio

                   Robbins & Myers, Inc. Employee Savings Plan

               Statement of Net Assets Available for Plan Benefits

                                December 31, 1995


                                       Company                    Fixed         New
                                        Stock         Equity      Income      Horizons   Participant
                                        Fund           Fund        Fund         Fund         Loans       Total
                                       -----------------------------------------------------------------------------
Assets
Investments at fair value                $  -         $  -        $  -        $  -          $  -        $  -
Employee contribution receivable            -            -           -           -             -           -
Employer contributions receivable           -            -           -           -             -           -
Loans receivable from participants          -            -           -           -             -           -

                                       -----------------------------------------------------------------------------
Net assets available for plan benefits   $  -         $  -        $  -        $  -          $  -        $  -
                                       =============================================================================

See accompanying notes.

                   Robbins & Myers, Inc. Employee Savings Plan

               Statement of Net Assets Available for Plan Benefits

                                 August 31, 1995


                                          Company                    Fixed         New
                                           Stock        Equity       Income      Horizons     Participant
                                           Fund          Fund         Fund         Fund          Loans             Total
                                         -----------------------------------------------------------------------------------
Assets
Investments at fair value                $2,336,010   $3,035,811   $2,870,953   $1,308,574      $      -       $9,551,348
Employee contribution receivable              6,230       20,935       21,576        9,704             -           58,445
Employer contributions receivable            63,110            -            -            -             -           63,110
Loans receivable from participants                -            -            -            -       367,414          367,414

                                         -----------------------------------------------------------------------------------
Net assets available for plan benefits   $2,405,350   $3,056,746   $2,892,529   $1,318,278      $367,414      $10,040,317
                                         ===================================================================================

See accompanying notes.

                   Robbins & Myers, Inc. Employee Savings Plan

         Statement of Changes in Net Assets Available for Plan Benefits

                   For the four months ended December 31, 1995


                                                       Company                    Fixed           New
                                                        Stock       Equity        Income        Horizons   Participant
                                                        Fund         Fund          Fund           Fund        Loans          Total
                                                   ---------------------------------------------------------------------------------
Additions
Contributions from employees                       $     42,400 $    47,754   $     93,382  $   138,331 $          -  $     321,867
Contributions from employer                             153,379           -              -            -            -        153,379
Interest and dividend income                              2,478     130,013         45,414      154,902            -        332,807
Dividend income--Robbins & Myers, Inc. stock
                                                          7,068           -              -            -            -          7,068
Participant loans granted                                     -           -              -            -       69,000         69,000
Transfers between funds                                 385,357     376,925       (779,827)      24,287       (6,742)             -
                                                   ---------------------------------------------------------------------------------
                                                        590,682     554,692       (641,031)     317,520       62,258        884,121
Deductions
Participant withdrawals                                 103,152      91,362        131,401      127,467            -        453,382
Transfer to Robbins & Myers, Inc. Savings Plan for
   Salaried Employees of Chemineer, Edlon and
   Pfaudler                                           2,942,046   3,732,881      2,120,097    1,498,270      380,876     10,674,170
Repayment of loan principal                                   -           -              -            -       48,796         48,796
                                                   ---------------------------------------------------------------------------------
Net (deductions)                                     (2,454,516  (3,269,551)    (2,892,529)  (1,308,217)    (367,414)   (10,292,227)

Net realized and unrealized appreciation
   (depreciation) in fair value of investments           49,166     212,805              -      (10,061)           -        251,910
                                                   ---------------------------------------------------------------------------------
Net (decrease)                                       (2,405,350  (3,056,746)    (2,892,529)  (1,318,278)    (367,414)   (10,040,317)
Net assets available for plan benefits at
   beginning of period                                2,405,350   3,056,746      2,892,529    1,318,278      367,414     10,040,317
                                                   ---------------------------------------------------------------------------------
Net assets available for plan benefits at end of
   period                                          $         -  $         -   $          -  $         - $          -  $           -
                                                   =================================================================================

See accompanying notes.

                   Robbins & Myers, Inc. Employee Savings Plan

         Statement of Changes in Net Assets Available for Plan Benefits

                           Year ended August 31, 1995

                                             Company                    Fixed
                                              Stock       Equity        Income             New          Participant
                                              Fund         Fund          Fund         Horizons Fund        Loans             Total
                                        --------------------------------------------------------------------------------------------
ADDITIONS
Contributions from employees            $     128,518  $  269,978 $     290,230    $     124,205       $         -    $     812,931
Contributions from employer                   245,107           -             -                -                 -          245,107
Interest and dividend income                    7,470     236,528       178,801           86,727                 -          509,526
Dividend income--Robbins & Myers, Inc.
   stock                                       22,755           -             -                -                 -           22,755
Participant loans granted                           -           -             -                -           202,700          202,700
Transfers between funds                       146,925    (133,945)        5,357          (12,670)           (5,677)               -
                                        --------------------------------------------------------------------------------------------
                                              550,775     372,561       474,388          198,262           197,033        1,793,019
DEDUCTIONS
Participant withdrawals                        76,945     248,187       475,816           89,285                 -          890,233
Repayment of loan principal                         -           -             -                -           167,774          167,774
                                        --------------------------------------------------------------------------------------------
Net additions (deductions)                    473,830     124,374        (1,428)         108,977            29,259          735,012

Net realized and unrealized appreciation
   in fair value of investments
                                              692,618     241,964             -          311,122                 -        1,245,704
                                        --------------------------------------------------------------------------------------------
Net increase (decrease)                     1,166,448     366,338        (1,428)         420,099            29,259        1,980,716
Net assets available for plan benefits
   at beginning of year                     1,238,902   2,690,408     2,893,957          898,179           338,155        8,059,601
                                        --------------------------------------------------------------------------------------------
Net assets available for plan benefits
   at end of year                       $   2,405,350  $3,056,746 $   2,892,529    $   1,318,278          $367,414      $10,040,317
                                        ============================================================================================

See accompanying notes.

See accompanying notes.

                   Robbins & Myers, Inc. Employee Savings Plan


                          Notes to Financial Statements

                                December 31, 1995

1. SIGNIFICANT ACCOUNTING POLICIES

As of December 31, 1995, the total investments in the Robbins & Myers, Inc. Employee Savings Plan were merged into the investments in the Robbins & Myers, Inc. Savings Plan for Salaried Employees of Chemineer, Edlon and Pfaudler.

Robbins & Myers, Inc. Employee Savings Plan's (the Plan's) financial statements are prepared on the accrual basis of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates.

The Plan offers participating employees five different investment options: the Company Stock Fund, which invests in stock of the Company; the T. Rowe Price Equity Income Fund, which invests primarily in dividend-paying common stocks of established companies; the T. Rowe Price New Horizons Fund, which invests primarily in common stocks of small, rapidly growing companies; the T. Rowe Price Stable Value Fund, which invests in insurance company guaranteed-insurance contracts; and the T. Rowe Price United States Treasury Fund, which invests in United States treasury bills.

The common stock of Robbins & Myers, Inc. (the Company) is valued at closing market price. Investments in the T. Rowe Price pooled funds (Equity Fund and New Horizons Fund) are carried at current value as determined by the valuation at market of net assets applicable to outstanding units of the T. Rowe Price pooled funds. The T. Rowe Price Stable Value Fund and the United States Treasury Fund (Fixed Income Fund) are valued at cost which approximates market.

2. DESCRIPTION OF THE PLAN

The Plan is a defined contribution plan. Employees of the Fluids Handling Group and corporate staff who have completed six months of service are eligible to participate in the Plan, except: (i) those individuals covered by a collective bargaining agreement, (ii) leased employees, and (iii) foreign employees who receive no U.S. service income. Contributions made to the Plan are comprised of employee and employer contributions. Employees may elect to have up to 12 percent of their compensation deducted and contributed to the Plan. Participants receive a 40 percent match of their contribution on the first 6 percent of their compensation. In addition to the matched contribution percentage, an annual discretionary contribution, based on Company performance, of up to an additional 10 percent of matched contributions may be made.

                   Robbins & Myers, Inc. Employee Savings Plan


                    Notes to Financial Statements (continued)



2. DESCRIPTION OF THE PLAN (CONTINUED)

Participant contributions can be invested in any of the funds at the option of the participant. Quarterly, the participants have the opportunity to change options previously selected. All employer contributions are invested in the common stock of the Company and are included in the Company Stock Fund.

All expenses incident to the operation and management of the Plan are to be paid by the Company. The Company has the right to terminate the Plan and to discontinue contributions without liability. In the event of termination of the Plan, the assets of the trust are to be allocated based upon the proportionate interest of each person in the Plan as of the date of termination or discontinuance.

Participant contributions and related earnings thereon are immediately vested. Employer contributions become vested at a rate of 20 percent per year and are fully vested after five full years of continuous service. Forfeitures of nonvested employer contributions are used to reduce future employer contributions.

Prior to the December 31, 1995 investment transfer, there were 253 employees participating in the Plan.

3. INVESTMENTS

The Plan's investments are held by T. Rowe Price Investment Services Company.

The fair value of individual investments that represent 5 percent or more of the Plan's net assets are as follows:

                                                         December 31,         August 31,
                                                             1995                1995
                                                      ----------------------------------------
Robbins & Myers, Inc. common stock                          $  -          $    2,336,010
T. Rowe Price Equity Income Fund                               -               3,035,811
T. Rowe Price Stable Value Fund                                -               2,756,668
T. Rowe Price New Horizons Fund                                -               1,308,574

                  Robbins & Myers, Inc. Employee Savings Plan

4. TRANSACTIONS WITH PARTIES-IN-INTEREST

During the four month period ended December 31, 1995, the Plan purchased 21,803 shares for $670,955 and distributed 5,117 shares of Robbins & Myers, Inc. common stock (31,119 shares purchased for $652,244 and 7,651 shares distributed in fiscal year ended August 31, 1995).

5. INCOME TAX STATUS

The Internal Revenue Service has ruled that the Plan, as amended, qualifies under Section 401(a) of the Internal Revenue Code (IRC) and is, therefore, not subject to tax under present income tax laws. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. During fiscal year 1992, the Plan was amended. A tax ruling or determination letter involving this amendment has not been obtained. The Corporate Benefits Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.

A participant in the Plan makes contributions from pretax income, which reduces the amount of a participant's current compensation that would otherwise be in taxable income for federal income tax purposes. The income accruing to the participant's account is not subject to federal income tax until the participant makes a partial or complete withdrawal from the account. Employer contributions made for the benefit of the participant, as required by the Plan, are not subject to federal income tax until the participant makes a partial or complete withdrawal from the account.

The foregoing is only a summary and applies only to federal income taxes. The law on which the above discussion is based is subject to change at any time. Employees should consult their own tax advisers concerning the application of federal taxes, as well as any state or local taxes, applicable to their particular situations.

                   Robbins & Myers, Inc. Employee Savings Plan

  Transactions or Series of Transactions in Excess of 5 Percent of the Current
                              Value of Plan Assets

                   For the four months ended December 31, 1995


There were no category (i), (ii), (iii), or (iv) reportable transactions during the four months ended December 31, 1995.